Wellsford Real Properties, Inc.
                         32 Rip Road, Hanover, NH 03755
                      Ph: 603-643-4102; Fax: 603-643-9021
                        E-mail: Rodney.DuBois@valley.net

March 10, 2001


Mr. Jeffrey H. Lynford, Chairman
Mr. Edward Lowenthal, President
Wellsford Real Properties, Inc.
535 Madison Avenue
New York, NY  10022


Dear Jeff and Ed,

As we have discussed, we have decided to extend the term of the Employment Agreement dated May 3, 1999 so that the term will be through December 31, 2001. I understand that in the event of a "change of control" transaction prior to the end of the term, you would intend to terminate the employment sooner, in accord with the change of control provisions of the contract. My Cash Compensation shall be $16,667 per month for the extension period, plus bonus for 2001 at the rate of the average bonus award paid with respect to the first 20 months of the contract (1999 and 2000), subject of course to such bonus being approved by the Board. There will be no further stock awards in connection with the extension of the term.

I look forward to working with you on these strategic issues in the months ahead. Please confirm your agreement with these modifications to the Employment Agreement by signing and returning a copy of this letter to me.

Sincerely,

/s/ Rodney F. Du Bois
---------------------
Rodney F. Du Bois

AGREED AND ACCEPTED:


/s/ Jeffrey H. Lynford         3/10/01   /s/ Edward Lowenthal           3/10/01
----------------------         -------   --------------------           -------
Jeffrey H. Lynford, Chairman    date     Edward Lowenthal, President      date
Wellsford Real Properties, Inc.          Wellsford Real Properties, Inc.